IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY


MELISSA MAROTTA,                           :
                                           :
               Plaintiff,                  :
                                           :
        v.                                 :  Civil Action No. 17643NC
                                           :
SILAS L. NICHOLS, ROBERT L.                :
SMIALEK, DAVID J. BURNS,                   :
J. DAVID CARTWRIGHT, JAMES S.              :
GLEASON, MARTIN L. ANDERSON,               :
JOHN W. GUFFEY, JR., WILLIAM P.            :
MONTAGUE, GLEASON                          :
CORPORATION and VESTAR                     :
CAPITAL PARTNERS,                          :
                                           :
               Defendants.                 :


                        NOTICE OF MOTION TO DISMISS

TO:     Carmella P. Keener, Esquire               Michael D. Goldman, Esquire
        Rosenthal, Monhait, Gross                 Potter, Anderson & Corroon
        & Goddess, P.A.                           Hercules Plaza
        Suite 1401                                P.O. Box 951
        Mellon Bank Center                        Wilmington, Delaware   19899
        919 North Market Street
        Wilmington, Delaware   19801


               PLEASE TAKE NOTICE that the attached Motion to Dismiss will be presented by the undersigned counsel for Defendants Vestar Capital Partners, David J. Burns and James S. Gleason at a time convenient to the Court and counsel.

                                       /s/ Edward P. Welch/lmh
                                       --------------------------
                                       Edward P. Welch
                                       Andrew J. Turezyn
                                       Lorin M. Hochman
                                       SKADDEN, ARPS, SLATE,
                                         MEAGHER & FLOM LLP
                                       One Rodney Square
                                       P.O. Box 636
                                       Wilmington, Delaware   19899
                                       (302) 651-3000
                                       Attorneys for Defendants Vestar Capital
                                       Partners, David J. Burns and
                                       James S. Gleason

DATED:  December 29, 1999

             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY

MELISSA MAROTTA,                            :
                                            :
               Plaintiff,                   :
                                            :
        v.                                  :  Civil Action No. 17643NC
                                            :
SILAS L. NICHOLS, ROBERT L.                 :
SMIALEK, DAVID J. BURNS,                    :
J. DAVID CARTWRIGHT, JAMES S.               :
GLEASON, MARTIN L. ANDERSON,                :
JOHN W. GUFFEY, JR., WILLIAM P.             :
MONTAGUE, GLEASON                           :
CORPORATION and VESTAR                      :
CAPITAL PARTNERS,                           :
                                            :
               Defendants.                  :


                             MOTION TO DISMISS

               Defendants Vestar Capital Partners, David J. Burns and James
S. Gleason, by their undersigned counsel, hereby move the Court pursuant to Rule 12(b) to dismiss this action for failure to state a claim upon which relief can be granted.

                                     /s/ Edward P. Welch/lmh
                                     --------------------------
                                     Edward P. Welch
                                     Andrew J. Turezyn
                                     Lorin M. Hochman
                                     SKADDEN, ARPS, SLATE,
                                       MEAGHER & FLOM LLP
                                     One Rodney Square
                                     P.O. Box 636
                                     Wilmington, Delaware   19899
                                     (302) 651-3000
                                     Attorneys for Defendants Vestar Capital
                                     Partners, David J. Burns and
                                     James S. Gleason

DATED:  December 29, 1999

             IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                        IN AND FOR NEW CASTLE COUNTY


MELISSA MAROTTA,                    :
                                    :
               Plaintiff,           :
                                    :
        v.                          :  Civil Action No. 17643NC
                                    :
SILAS L. NICHOLS, ROBERT L.         :
SMIALEK, DAVID J. BURNS,            :
J. DAVID CARTWRIGHT, JAMES S.       :
GLEASON, MARTIN L. ANDERSON,        :
JOHN W. GUFFEY, JR., WILLIAM P.     :
MONTAGUE, GLEASON                   :
CORPORATION and VESTAR              :
CAPITAL PARTNERS,                   :
                                    :
               Defendants.          :


                      OPENING BRIEF IN SUPPORT OF THE
                DEFENDANTS' MOTION TO DISMISS THE COMPLAINT

                                            SKADDEN, ARPS, SLATE,
                                              MEAGHER & FLOM LLP
                                            One Rodney Square
                                            P.O. Box 636
                                            Wilmington, Delaware  19899
                                            (302) 651-3000
                                            Attorneys for Defendants Vestar
                                            Capital Partners,
                                            David J. Burns and
                                            James S. Gleason

DATED:  December 29, 1999

                             TABLE OF CONTENTS

                                                                       Page

TABLE OF CASES AND AUTHORITIES..........................................i

NATURE OF PROCEEDINGS AND STATEMENT OF FACTS............................1

ARGUMENT................................................................3

I.      THE CONCLUSORY ALLEGATIONS OF THE COMPLAINT
        DO NOT STATE A CLAIM AGAINST VESTAR OR THE INDIVIDUAL
        DEFENDANTS......................................................3

II.     THE CONCLUSORY ALLEGATIONS OF UNFAIR PRICE
        FAIL TO STATE A CLAIM FOR RELIEF................................6

III.    THE CLAIM FOR DAMAGES AGAINST THE INDIVIDUAL
        DEFENDANTS IS BARRED BY ARTICLE TENTH OF
        GLEASON'S RESTATED CERTIFICATE OF INCORPORATION................11

IV.     THE COMPLAINT DOES NOT STATE A CLAIM FOR AIDING
        AND ABETTING BREACH OF FIDUCIARY DUTY..........................14

CONCLUSION.............................................................16

                       TABLE OF CASES AND AUTHORITIES

CASES                                                                  PAGE(S)

Arnold v. Society For Savs. Bancorp, Inc.,
        Del. Supr., 650 A.2d 1270 (1994)..................................13

In re Baxter Int'l, Inc. Shareholders Litig.,
        Del. Ch., 654 A.2d 1268 (1995)....................................11

Gilbert v. El Paso,
        Del. Ch., 490 A.2d 1050 (1984),
        aff'd, Del. Supr., 575 A.2d 1131 (1990)...........................14

Green v. Phillips,
        Del. Ch., C.A. No. 14436, Jacobs, V.C. (June 19, 1996)............11

Grimes v. Donald,
        Del. Supr., 673 A.2d 1207 (1996)...................................3

Grobow v. Perot,
        Del. Supr., 539 A.2d 180 (1988)....................................3

John Hancock Capital Growth Management, Inc. v. Aris Corp.,
        Del. Ch., C.A. No. 9920, Jacobs, V.C. (Aug. 24, 1990).............13

Lewis v. Honeywell Inc.,
        Del. Ch., C.A. No. 8651, Jacobs, V.C. (July 28, 1987)..............3

Lewis v. Leaseway Transp. Corp.,
        Del. Ch., C.A. No. 8720, Chandler, V.C. (May 16, 1990)..........6, 8

Nebenzahl v. Miller,
        Del. Ch., C.A. No. 13206, Steele, V.C.
        (Aug. 26, revised Aug. 29, 1996)...............................3, 14

Porter v. Texas Commerce Bancshares, Inc.,
        Del. Ch., C.A. No. 9114, Allen, C. (Oct. 12, 1989)...........6, 7, 8

Rabkin v. Philip A. Hunt Chem. Corp.,
        Del. Supr., 498 A.2d 1099 (1985)...................................3

Shearin v. E.F. Hutton Group, Inc.,
        Del. Ch., 652 A.2d 578 (1994)...................................6, 8

Solomon v. Pathe Communications Corp.,
        Del. Ch., C.A. No. 12563, Allen, C. (Apr. 21, 1995),
        aff'd, Del. Supr., 672 A.2d 35 (1996)...........................4, 5

Weinberger v. UOP, Inc.,
        Del. Ch., 409 A.2d 1262 (1979).....................................3

In re Wheelabrator Tech. Inc. Shareholders Litig.,
        Del. Ch., C.A. No. 11495, Jacobs, V.C. (Sept. 1, 1992)........14, 15


AUTHORITIES

8 Del. C. ss. 102(b)(7).............................................11, 12, 13

                NATURE OF PROCEEDINGS AND STATEMENT OF FACTS


               This is an action challenging a cash-for-stock merger negotiated at arm's length between an acquiring group and a special committee of independent directors. According to the complaint, Defendant Vestar Capital Partners ("Vestar") is a New York based investment firm specializing in management buy outs and growth capital investments.(1) Compl.
P. 4. Defendants David J. Burns and James S. Gleason (the "Director Defendants") are members of the group that will acquire Gleason. Plaintiff claims that she owns stock in Gleason.

               According to the complaint, on December 9, 1999, Gleason announced that it had signed a definitive merger agreement (the "Agreement") with Vestar. The complaint alleges that according to the terms of the Agreement, the Company and Vestar have commenced a joint tender offer to purchase all of Gleason's outstanding common shares for $23.00 per share in cash. James S. Gleason, David J. Burns, other members of Gleason management and the Gleason Foundation (with Vestar, the "Group") will not tender their shares. The tender offer is conditioned on the tender of a sufficient number of shares to give the Group ownership of two-thirds of the outstand ing shares - approximately 80% of the shares held by the public.

-----------

(1) Plaintiff incorrectly alleges that Vestar Capital Partners, along with the management of Gleason, will acquire Gleason. Compl. P. 13. Vestar Capital Partners is not the entity making the acquisition. Even if the Court concludes that Plaintiff has stated a claim, she has named an improper party.


               The day Gleason announced the merger, Plaintiff filed a complaint on behalf of herself and purportedly on behalf of all other similarly situated Gleason stockholders. As of December 14, 1999, nine complaints had been filed. Only the complaint in this action has been served. The complaint contains nothing more than conclusory allegations that the merger is unfair and that the Defendants breached their fiduciary duties in some completely unspecified manner. Each of the Defendants has moved to dismiss. This is the Opening Brief of Defendants Vestar, David J. Burns and James S. Gleason in support of their motion to dismiss the complaint for failure to state a claim upon which relief can be granted.

                                  ARGUMENT

I. THE CONCLUSORY ALLEGATIONS OF THE COMPLAINT DO NOT STATE A CLAIM AGAINST VESTAR OR THE INDIVIDUAL DEFENDANTS.

               In order to survive a motion to dismiss, a complaint must allege facts that, if taken as true, would establish each and every element of a claim upon which relief can be granted. Lewis v. Honeywell Inc., Del. Ch., C.A. No. 8651, slip op. at 8, Jacobs, V.C. (July 28, 1987). The Court cannot accept conclusory allegations of facts as true where there are no allegations of specific facts that would support such conclusions. Id.; see also Weinberger v. UOP, Inc., Del. Ch., 409 A.2d 1262, 1264 (1979). "[A]ll facts of the pleadings and reasonable inferences to be drawn therefrom are accepted as true, but neither inferences nor conclusions of fact unsupported by allegations of specific facts upon which the inferences or conclusions rest are accepted as true." Grobow v. Perot, Del. Supr., 539 A.2d 180, 187 n.6 (1988) (citations omitted). "Conclusory statements without supporting factual averments will not be accepted as true. . . ."
Grimes v. Donald, Del. Supr., 673 A.2d 1207, 1213 (1996); see also Nebenzahl v. Miller, Del. Ch., C.A. No. 13206, slip op. at 5, Steele, V.C. (Aug. 26, revised Aug. 29, 1996) ("[t]he courts will not accept conclusory allegations"); Rabkin v. Philip A. Hunt Chem. Corp., Del. Supr., 498 A.2d 1099, 1105 (1985) (conclusory allegations of unfair dealing cannot survive a motion to dismiss).

               This rule is based on sound public policy considerations. Former Chancellor Allen has explained that:

        It is a fact evident to all of those who are familiar with shareholder litigation that surviving a motion to dismiss means, as a practical matter, that economical rational defendants . . . will settle such claims, often for a peppercorn and a fee. This fact causes one to apply the pleading test under Rule 12 with special care in such suits. The court cannot be satisfied with mere conclusions, as it might, for example, in an auto-accident case, because in this sort of litigation the risk of strike suits means that too much turns on the mere survival of the complaint.

Solomon v. Pathe Communications Corp., Del. Ch., C.A. No. 12563, slip op. at 11, Allen, C. (Apr. 21, 1995) (footnote omitted), aff'd, Del. Supr., 672 A.2d 35, 38 (1996) ("we find that the Chancellor applied the correct standard of review").

               Here, the complaint contains nothing but the most conclusory allegations of breach of fiduciary duty. Other than conclusory allegations with respect to price (discussed below), the only allegation of breach of fiduciary duty is that:

        The proposed merger represents an improper attempt to eliminate the public shareholders of Gleason Corp. to permit defendants to retain for themselves Gleason Corp.'s valuable business and assets.

Compl. P.14. The complaint is barren of any facts supporting this utterly conclusory statement.

               Plaintiff's allegations of unfairness are equally defective. The complaint merely alleges that:

        The proposed plan will, for a grossly inadequate consideration, deny plaintiff and the other members of the Class their right to share proportionately in the future success of Gleason Corp. and its valuable assets, while permitting Vestar Group to reap huge benefits from the transaction.

Compl. P. 16.

               Even in a self-interested transaction, which this is not, a stockholder must allege some facts that tend to show that the transaction was not fair. Solomon, slip op. at 12. Here, the independent public stockholders will decide the outcome of the tender offer. Moreover, there are simply no facts alleged that raise any claim of breach of fiduciary duty or unfairness. The complaint should therefore be dismissed for failure to state a claim upon which relief can be granted.

II.     THE CONCLUSORY ALLEGATIONS OF UNFAIR PRICE FAIL TO STATE A
        CLAIM FOR RELIEF.

               Plaintiff's primary objection to the proposed merger appears to be directed to the price. See, e.g., Compl. P. 14 ("[d]efendants are attempting to take advantage of this decline in Gleason Corp.'s stock price to buy the Company at an inadequate price"); Compl. P. 15 ("[t]he price of $23 per share to be paid to the Class members is unconscionable, unfair and grossly inadequate"); Compl. P. 15(a) ("the intrinsic value of the stock of Gleason Corp. is materially in excess of $23 per share"). Each of these allegations is nothing more than a claim that the price is unfair.

               This Court has routinely dismissed similar claims based on allegations of inadequate price. See, e.g., Lewis v. Leaseway Transp. Corp., Del. Ch., C.A. No. 8720, Chandler, V.C. (May 16, 1990) (dismissing a claim for unfair price, finding that, absent any allegations of self-dealing, lack of independence or failure of the board to adequately inform itself, the plaintiff had not established that the entire fairness standard should be invoked). See also Porter v. Texas Commerce Bancshares, Inc., Del. Ch., C.A. No. 9114, slip op. at 12, Allen, C. (Oct. 12, 1989) (claims that merger price was unfair and inadequate "may be disposed of summarily"); Shearin v. E.F. Hutton Group, Inc., Del. Ch., 652 A.2d 578, 592 (1994) (dismissing a claim for unfair price where complaint "alleges no procedural defect in the course of the merger or other non-price related basis for an injunction or other equitable remedy").

               In Porter, the plaintiffs, stockholders of Texas Commerce Bancshares, Inc. ("Texas Commerce"), sought rescission of a merger or damages on the basis that the merger consideration was less than the intrinsic value of their shares. In "summarily" disposing of claims that the merger price was unfair and inadequate, the Chancellor found that where there are no allegations that the merger was anything but "a negotiated, arms'-length transaction," the "obligation to pay a 'fair price' . . . does not arise." Porter, slip op. at 12. The Chancellor went on to find that the rights of the Texas Commerce stockholders "do not include a right to a price in the merger that is 'adequate' or 'fair.'" Id. at 13. In such a situation, the stockholders have the legal right to approve or disapprove the transaction. Id. Thus, "there is no right to a fair price in the merger itself and thus no right to enjoin an arms'-length merger on the ground that an ex post facto judicial review would conclude that the negotiated price did not represent a 'fair' or 'adequate' price." Id. The Chancellor held that the "plaintiffs' repeated allegations of the inadequacy of the merger price do not themselves create a claim, in the context of an arms'-length transaction, upon which relief may be granted. Where there is no right, there can be no remedy." Id., slip op. at 13- 14.

               In Lewis v. Leaseway Transp. Corp., this Court relied on Porter in dismissing plaintiffs' claims challenging a leveraged buyout transaction. The complaint in Lewis alleged that the deal price was inadequate and that the defendants had (i) failed properly to negotiate with prospective bidders; (ii) subjected the company to an excessive break-up fee, a no-shop clause and a lock-up option, thereby bestowing a benefit on some stockholders to the detriment of others; and (iii) not adequately evaluated the company's worth. Lewis, slip op. at 8. The Court found that the unsubstantiated allegations in the complaint "provide[d] no basis to invoke the entire fairness standard -- the special scrutiny given to transactions effectuated by stockholders or directors who have divided loyalties." Id. at 9-10 (citations omitted). As in this case, there were no allegations in Lewis that a majority stockholder existed or that a majority of the directors were insiders. Without well-pleaded facts that would invoke the entire fairness standard, the obligation to pay a fair price does not arise. Id.; see also Shearin at 592.

               Each of the allegations in the complaint in this case is nothing more than a repetition of the refrains rejected in Porter and Lewis. The claims of inadequate price should also be rejected here.

               The merger in this case is a classic arm's-length transaction. As in Lewis, there are no allegations that there is a majority stockholder. In fact, this is not a transaction that is controlled by any one individual or group. Although it is not necessary for purposes of this motion, it is noteworthy that the board is truly independent; six of the eight members of the board are independent, outside directors. Moreover, the board relied on a Special Committee of three independent directors. The Committee relied, among other things, on the opinion of an independent financial advisor chosen by the Committee without any input or influence by Vestar or management.

               To further ensure the fairness of the transaction, the Committee and its independ ently selected financial and legal advisors negotiated a long tender period -- forty-nine days from the date the transaction was publicly announced -- before the deal can close. The Committee also insisted that it be free to negotiate with and provide information to third parties making inquiries about a possible acquisition of the Company. The press release announcing the merger highlighted that:

        [T]he Special Committee requested the Company's management and the Special Committee's financial advisor to be available to receive written unsolicited inquiries from any other parties interested in the possible acquisition of the Company and, if the Special Committee concludes that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders, to provide information to and, in Bear Stearns' case in conjunction with the Special Commit tee and its legal counsel, to enter into discussions and negotiations with such parties in connection with any such indicated interest.

Press Release dated Dec. 9, 1999 (Exhibit A). The terms of the Agreement also contain provisions permitting the Special Committee to terminate the Agreement and accept a higher offer.

               Additionally, the tender offer contains a condition requiring the tender of a sufficient number of shares to give Vestar, management and the Gleason Foundation two-thirds of the outstanding public shares -- approximately 80% of the shares held by the public. This is because the Company's Certificate of Incorporation requires a 66-2/3% vote to approve the subsequent merger. The public's decision on the fairness of this transaction will therefore effectively control. Consequently, Plaintiff's complaint should be dismissed for failure to state a claim.

III. THE CLAIM FOR DAMAGES AGAINST THE INDIVIDUAL DEFENDANTS IS BARRED BY ARTICLE TENTH OF GLEASON'S RESTATED CERTIFICATE
        OF INCORPORATION.

               Even if the Court were to find that Plaintiff's allegations stated a claim as to the Director Defendants - which they do not - her complaint must be dismissed as to the Director Defendants to the extent that it seeks to recover monetary damages, because the underlying "substantive" allegations of the complaint fail to state a claim upon which relief may be granted against the Director Defendants under 8 Del. C. ss. 102(b)(7) and Article Tenth of Gleason's Restated Certificate of Incorporation.(2)

-------------

(2) The Court of Chancery may take judicial notice on a motion to dismiss of a charter provision adopted pursuant to 8 Del. C.ss. 102(b)(7). Green v. Phillips, Del. Ch., C.A. No. 14436, slip op. at 13 n.7, Jacobs, V.C. (June 19, 1996); In re Baxter Int'l, Inc. Shareholders Litig., Del. Ch., 654 A.2d 1268, 1270 (1995).


               Section 102(b)(7) of the Delaware General Corporation Law allows a corporation to include in its certificate of incorporation:

               A provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under ss. 174 of this title; or (iv) for any transaction from which the director derived an improper personal benefit.

               In 1987, pursuant to the statutory authorization contained in Section 102(b)(7), Gleason's stockholders approved Gleason's Restated Certificate of Incorporation which eliminates director liability to the full extent permitted by Section 102(b)(7).(3) The effect of these provisions is that the individual Defendants, as members of the Gleason board, can be personally liable to the corporation or its stockholders only if the directors' alleged actions constituted a breach of the duty of loyalty, involved intentional misconduct or actions not taken in good faith, or provided improper personal benefits to the directors.

------------

(3) Article Tenth specifically provides that:

               No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except
               (1) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the [Delaware] General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. (Exhibit B)

               The complaint fails to plead with particularity any facts which would support a conclusion that any of the exceptions contained in
Section 102(b)(7) and Article Tenth is applicable here. There is no allegation of any breach of the duty of loyalty, and no allegation of intentional misconduct or knowing violation of law by any director -- let alone by a majority of Gleason's directors. Nor are there any specific particularized allegations of facts demonstrating that any of Gleason's directors acted in bad faith or derived any personal benefit from the challenged conduct.

               Equally important, there are no allegations which even remotely plead a violation of the duty of care. However, to the extent the complaint is construed as pleading such a claim, it should be dismissed as against the Director Defendants pursuant to Section 102(b)(7) and Article Tenth of Gleason's Certificate of Incorporation. See, e.g., Arnold v. Society For Savs. Bancorp, Inc., Del. Supr., 650 A.2d 1270, 1287 (1994); John Hancock Capital Growth Management, Inc. v. Aris Corp., Del. Ch., C.A. No. 9920, slip op. at 4, Jacobs, V.C. (Aug. 24, 1990) (same).


IV. THE COMPLAINT DOES NOT STATE A CLAIM FOR AIDING AND ABETTING BREACH OF FIDUCIARY DUTY.

               Paragraph 19 of the complaint alleges that Vestar aided and abetted the individual defendants' breaches of fiduciary duty. In order to state a claim for aiding and abetting, a plaintiff must allege facts sufficient to establish breach of fiduciary duty. Nebenzahl v. Miller, Del. Ch., C.A. 13206, slip op. at 16, Steele, V.C. (Aug. 26, 1996) (citations omitted); Gilbert v. El Paso, Del. Ch., 490 A.2d 1050, 1057, aff'd, Del. Supr., 575 A.2d 1131 (1990). "Without some pleaded facts evidencing a fiduciary breached a duty, a non-fiduciary cannot aid and abet." Nebenzahl, slip op. at 18. Plaintiff has not alleged facts sufficient to establish a breach of fiduciary duties. The complaint, including the aiding-and-abetting claim, should be dismissed on this ground alone. Id.

               In addition, the complaint should be dismissed because an aiding-and-abetting claim requires that "a defendant, who is not a fiduciary, knowingly participated in a breach." Nebenzahl, slip op. at 16. "A court can infer a non-fiduciary's knowing participation only if a fiduciary breaches its duty in an inherently wrongful manner, and the plaintiff alleges specific facts from which that court could reasonably infer knowledge of the breach." Id. at 17 (citations omitted). Where no such facts are alleged, dismissal is appropriate. Id. at 18; see also In re Wheelabrator Tech. Inc. Shareholders Litig., Del. Ch., C.A. No. 11495, slip op. at 19-20, Jacobs, V.C. (Sept. 1, 1992) (dismissing claim because allegations of knowing participation were wholly conclusory).

               There are no allegations in the complaint of knowing participation in any breach of duty. Therefore, Plaintiff's aiding-and-abetting claim should be dismissed.

                                 CONCLUSION

               For the reasons set forth above, the Defendants' Motion to Dismiss the complaint for failure to state a claim should be granted.


                              /s/ Edward P. Welch/lmh
                              ----------------------------------
                              Edward P. Welch
                              Andrew J. Turezyn
                              Lorin M. Hochman
                              SKADDEN, ARPS, SLATE,
                                MEAGHER & FLOM LLP
                              One Rodney Square
                              P.O. Box 636
                              Wilmington, Delaware  19899
                              (302) 651-3000
                              Attorneys for Defendants Vestar Capital
                              Partners, David J. Burns and
                              James S. Gleason


DATED:  December 29, 1999